Exhibit 5.1
                                  Exhibit 23.3



                              Richard J. Luebke, Esq.
                                 General Counsel
                                GSE Systems, Inc.
                              9189 Red Branch Road
                            Columbia, Maryland 21045
                                 (410) 772-3500

GSE Systems, Inc.
9189 Red Branch Road
Columbia, Maryland 21045

         Re:      Registration Statement on Form S-1
                  Commission File No.:  333-69424

Ladies and Gentlemen:

                  I have acted as general counsel to GSE Systems, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-1 (File No. 333-69424) (the "Registration Statement") relating to (i) the issuance by the Company to the holders of its Common Stock, par value $.01 per share (the "Common Stock"), of rights to purchase newly issued shares of Common Stock (the "Rights"), and (ii) the offer and sale of shares of Common Stock upon the exercise of the Rights (the "Shares"). The Rights will be issued to the holders of record of Common Stock as of 5 p.m. Eastern Standard Time on October 26, 2001.

         As general counsel for the Company, I am familiar with the Company's Charter and Bylaws and I have reviewed the corporate action taken by the Company that provides for the issuance of the Rights and shares of Common Stock upon exercise of the Rights. I am also familiar with the Registration Statement substantially in the form in which it is intended to become effective. I have examined and relied upon such corporate records of the Company and other documents and certificates as to factual matters as I have deemed necessary or appropriate for the purpose of rendering the opinion expressed herein. I have assumed, without independent verification, the genuineness of the signatures on and the authenticity of all documents furnished to me by the Company.

         Based on the foregoing, I am of the opinion that the issuance of the Rights and the Shares has been duly authorized and when the Shares have been duly issued upon the exercise of the Rights and the payment to the Company of the subscription price therefor on the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

         I express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware. I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading 'Legal Matters' in the Prospectus. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Sincerely,


                                                     Richard J. Luebke